Exhibit 5.1


                                                              Effective Date:
                                                            29 December, 1999


ACE Limited
The ACE Building
30 Woodbourne Avenue
Hamilton HM 08
Bermuda.


Dear Sirs,

    Re: ACE Limited (the "Company") - Form S-8 Registration Statement 1999 Capital Re Replacement Long-Term Incentive Plan ("the Plan")

You have asked us to render this opinion in our capacity as your counsel as to Cayman Islands law in connection with the registration pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as Amended (the "Act") of 4,770,555 of the Company's Ordinary Shares, par value US$0.041666667 per share (the "Ordinary Shares") to be issued pursuant to the Plan approved by Resolution of a committee of the Board on 29 December, 1999 pursuant to a Board resolution dated 19 November, 1999.

We have reviewed the Company's Memorandum and Articles of Association (as amended). We have relied in giving this opinion on certifications from the Company's Officers.

We assume that all subscription monies due in respect of shares issued by the Company have been or will be duly received by the Company. We further assume that all Ordinary Shares to be newly issued in accordance with the Plan have been reserved for issuance and that there are no intervening changes in the Plan, the Company's Memorandum and Articles of Association, the laws of the Cayman Islands or any other relevant matter.

On the basis of the foregoing, we would advise as follows:

1. The Company's authorised capital includes 300,000,000 Ordinary Shares of US$0.041666667 each and 10,000,000 "Other Shares" of US$1.00 each.

To:  ACE Limited                                            29 December, 1999
 -Opinion-                                                             Page 2

2. The Company has sufficient authorised share capital to issue the Ordinary Shares and the issue thereof is within the power of the Company's Board of Directors. The Ordinary Shares to be issued in accordance with the Plan have been duly authorised and when issued and registered in the Company's Share Register in accordance with the provisions of the Plan will be legally and validly issued.

3. On the basis that the contractual subscription price (being not less than the par value) of the Ordinary Shares is fully paid in cash or other consideration approved by the Board of Directors or a duly established Committee thereof, such Ordinary Shares issued or to be issued may properly be credited as fully paid under Cayman Islands law.

4. Fully paid shares are not subject to further calls or assessments by the Company.

5. The Company has been incorporated as an exempted company under the Companies Law of the Cayman Islands and the liability of its shareholders is limited to the amount, if any, unpaid on their shares (see Clause 5 of the Memorandum of Association). On the basis that all such shares are fully paid, there is no rule of Cayman Islands law that would impose any further liability on person holding shares in the Company, merely by reason of such shareholding.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Yours faithfully,


                                    Maples and Calder